UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 15, 2004

ARIBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(650) 390-1000

Same
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreements

In October 2000 and March 2001, we and our majority-owned subsidiaries, Nihon Ariba K.K. (“Nihon Ariba”) and Ariba Korea Ltd. (“Ariba Korea”), respectively, entered into a strategic relationship with Softbank Corp. and its affiliates (collectively, “Softbank”). In June 2003, we commenced an arbitration proceeding against Softbank for failing to meet contractual revenue commitments related to the strategic relationship. In response to our arbitration demand, Softbank filed a counterdemand alleging breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing and fraud related to Nihon Ariba and Ariba Korea. In November 2003, the arbitration panel dismissed the Ariba Korea related claims on jurisdictional grounds and entered an interim award in connection with the Nihon Ariba related claims requiring Softbank to make certain interim payments, which total $43.4 million. In January 2004, Softbank re-filed its claims related to Korea in a separate arbitration proceeding and we filed our defenses and counterdemand in that proceeding in March 2004.

On June 16, 2004, we entered into a binding agreement with Softbank setting forth the material terms under which Ariba and Softbank would settle the dispute. On October 15, 2004, we entered into definitive agreements to effect the settlement (the “Definitive Agreements”). Softbank is an approximately 40% minority stockholder in each of Nihon Ariba and Ariba Korea.

Pursuant to the Definitive Agreements, and as previously disclosed, we will acquire all of Softbank’s equity interests in Nihon Ariba and Ariba Korea, and will return to Softbank certain disputed interim payments Softbank has made in connection with the arbitration proceedings. In addition, Softbank is purchasing a three-year license to certain of our software products for use by Softbank and its affiliates for their own benefit and for the benefit of unaffiliated third-party customers in Japan.

As a result of the transactions effected by the Definitive Agreements, in the quarter ending December 31, 2004, we expect to realize an increase of approximately $17 million in our unrestricted cash balance and a decrease of approximately $26 million in our net cash balance on our consolidated balance sheet (which currently includes approximately $72 million in restricted cash, of which approximately $43 million represents the above-mentioned interim payments held by Nihon Ariba).

We will account for the acquisitions of Softbank’s equity interests in Nihon Ariba and Ariba Korea as purchase business combinations at fair value. We currently expect that we will recognize a significant portion of the consideration as revenue on a ratable basis over the three-year term of the license agreement.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the above-described settlement and pursuant to the Definitive Agreements, the following material agreements, each of which has been previously filed with the Securities and Exchange Commission, will be terminated upon the delivery by us and Softbank of dismissal stipulations to the arbitration panels administering the above-described arbitration proceedings:

1.	Stock Purchase Agreement by and among Softbank, Softbank E-Commerce Corp. and Nihon Ariba, dated October 19, 2000, as amended by Amendment No. 1 to Stock Purchase Agreement dated December 10, 2001.

2.	First Amended and Restated Shareholders Agreement by and among Softbank, Softbank EC Holdings Corp. (“Softbank ECH”), Ariba, Inc. (“Ariba”) and Nihon Ariba, dated December 10, 2001.

3.	Standby Purchase Agreement by and among Softbank, Softbank ECH, Ariba and Nihon Ariba, dated December 10, 2001, as amended by First Amendment to Standby Purchase Agreement dated June 30, 2002.

4.	Release, Reimbursement and Payment Agreement by and among Softbank, Softbank ECH, Ariba and Nihon Ariba, dated December 10, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: October 21, 2004	By:	/s/ JAMES W. FRANKOLA
James W. Frankola
Executive Vice President and Chief Financial Officer